N:\SHAREDAT\BRDRELWP\CERTIFS\1998\0918KEM.DOC              2
                  KEMPER DIVERSIFIED INCOME FUND

         Certificate of Amendment of Declaration of Trust

     The undersigned, being a majority of the duly elected and qualified Trustees of Kemper Diversified Income Fund, a Massachusetts business trust (the "Trust"), acting pursuant to
Article IX, Section 4 of the Declaration of Trust dated October 24, 1985 (the "Declaration of Trust"), do hereby certify that the Board of Trustees unanimously adopted the resolutions set forth below at a meeting called, convened and held on January 19, 1999:

          RESOLVED, that the name of the Trust be, and it hereby is, changed from "Kemper Diversified Income Fund" to "Kemper Strategic Income Fund" effective as of [date];

          FURTHER RESOLVED, that the execution by a majority of this Board, and the filing with the Secretary of State of The Commonwealth of Massachusetts of an appropriate instrument in writing, pursuant to Article IX, Section 4 of the Agreement and Declaration of Trust to reflect the name change is hereby approved.


     IN WITNESS WHEREOF, the undersigned have this day signed this Certificate.




                                   Lewis A. Burnham, Trustee




                                   Donald L. Dunaway, Trustee




                                   Robert B. Hoffman, Trustee




                                   Thomas W. Littauer, Trustee




                                   Shirley D. Peterson, Trustee




                                   Daniel Pierce, Trustee




                                   William P. Sommers, Trustee




                                   David W. Belin, Trustee




                                   Donald R. Jones , Trustee


Dated:  January 19, 1999